UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2016

SABRE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36422	20-8647322
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3150 Sabre Drive Southlake, TX		76092
(Address of principal executive offices)		(Zip Code)

(682) 605-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2016, Sabre Corporation (the “Corporation”) announced that Tom Klein, President and Chief Executive Officer, intends to resign from the Corporation and from its Board of Directors at the end of 2016. A copy of the press release regarding this announcement is included as Exhibit 99.1.

In connection with the announcement of Mr. Klein’s resignation, the Corporation and Mr. Klein entered into a separation agreement (the “Separation Agreement”) on June 20, 2016. The Separation Agreement provides that (i) Mr. Klein’s service as President and Chief Executive Officer of the Corporation will terminate effective on the earlier of December 31, 2016 (the “Separation Date”) or such date as is determined by the Corporation in its sole discretion (such earlier date, the “Transition Date”), and (ii) from the Transition Date through the Separation Date, Mr. Klein will continue as an employee of the Corporation in the role of special advisor to the Chairman of the Board. The Separation Agreement further provides that Mr. Klein will resign from the Board of Directors of the Corporation effective as of December 31, 2016.

The Separation Agreement provides that, through the Separation Date, Mr. Klein will continue to participate in all employee benefit plans, programs and arrangements of the Corporation, including continued vesting of outstanding equity awards under the terms of the Corporation’s equity plans and participation in the 2016 Executive Incentive Plan for the full year of 2016.

Under the Separation Agreement, following the Separation Date, Mr. Klein will be entitled to (i) receive his earned and unpaid base salary and accrued and unused vacation for 2016 and (ii) continued coverage under the Corporation’s group health plans for the 30 consecutive months following the Separation Date at active employee rates, subject to Mr. Klein’s execution of a release and compliance with the terms of the Separation Agreement.

The Separation Agreement (i) extends the period of Mr. Klein’s required compliance with the non-competition, non-solicitation and non-disparagement obligations under the Employment Agreement from 12 months to 24 months, commencing on December 31, 2016, and (ii) expands the list of competitors of the Corporation for purposes of the non-competition covenant. In consideration for these enhanced restrictive covenants, the Compensation Committee of the Board of Directors has approved an award to Mr. Klein of 210,000 restricted stock units, to be granted on December 31, 2016 (the “RSUs”). The RSUs will vest in full on January 1, 2019 (the “Vesting Date”), subject to Mr. Klein’s compliance with the restrictive covenants in the Employment Agreement and the Separation Agreement. In the event of Mr. Klein’s death prior to the Vesting Date, the RSUs will vest in full on the date of his death.

The foregoing is only a brief description of the material terms of the Separation Agreement, does not purport to be a complete description of the rights and obligations of the parties, and is qualified in its entirety by reference to the Separation Agreement filed as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

10.1	Separation Agreement by and between Sabre Corporation and Tom Klein, dated June 20, 2016.

99.1	Press release dated June 20, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sabre Corporation

Dated: June 20, 2016	By:	/s/ Rachel A. Gonzalez
	Name: Title:	Rachel A. Gonzalez
Executive Vice President and General Counsel

EXHIBIT INDEX

10.1	Separation Agreement by and between Sabre Corporation and Tom Klein, dated June 20, 2016.

99.1	Press release dated June 20, 2016.